Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.23

SAN FRANCISCO – November 16, 2006 – Gap Inc. (NYSE: GPS) today reported net earnings for the third quarter which ended October 28, 2006, of $189 million, or $0.23 per share on a diluted basis, compared with $212 million, or $0.24 per share, for the same period last year.

Third quarter net sales were $3.9 billion, compared with $3.9 billion for the same period last year. Comparable store sales decreased 5 percent, compared with a 7 percent decrease for the same period last year.

“Our third quarter results reflect that each brand is at a different stage in its turnaround,” said Paul Pressler, president and CEO, Gap Inc. “We are pleased with the solid performance at Banana Republic and continued progress each month of the quarter at Gap brand; however, Old Navy’s results were disappointing. Heading into the holiday season, our teams are focused on driving strong execution.”

Store Sales Results By Division

The following table represents the company’s third quarter comparable store sales and net sales by division:

	Third Quarter Comparable Store Sales		Third Quarter Net Sales
	2006	2005	2006	2005
Gap North America	-7%	-4%	$1.3 billion	$1.4 billion
Banana Republic North America	3%	-7%	$590 million	$537 million
Old Navy North America	-7%	-8%	$1.6 billion	$1.6 billion
International	-6%	-10%	$334 million	$324 million

Additional Results and 2006 Outlook

Earnings

The company had expected fiscal year earnings per share of $1.08 to $1.12. Based primarily on the deceleration of momentum at Old Navy in October, which has continued into November, and coupled with a slower turnaround pace at Gap brand, the company is revising its guidance for fiscal year earnings per share to $1.01 to $1.06.

Cash and Debt

The company announced that it ended the third quarter with $2.4 billion in cash and short-term investments. This represents $1.9 billion more in cash and investments than total debt. For the 39 weeks ended October 28, 2006, free cash flow was an inflow of $214 million, compared with an outflow of $120 million last year. The increase was driven primarily by reductions in working capital. The company still expects to generate at least $800 million in free cash flow in fiscal 2006. Please see the reconciliation of free cash flow, a non-GAAP financial measure, to the GAAP financial measure in the table at the end of this release.

Share Repurchases and Dividends

The company announced on August 3, 2006, that the Board of Directors authorized $750 million for its share repurchase program in addition to the $500 million authorization that was announced at the beginning of fiscal year 2006. During the third quarter, the company repurchased 16 million shares for $271 million. As of November 15, 2006, the company has utilized $344 million of its $750 million authorization, for a total of 20 million shares repurchased. At the end of the third quarter, the company’s outstanding shares were 822 million.

The company paid a dividend of $0.08 per share in the third quarter, compared with a dividend of $0.045 per share in the same period last year.

Margins

Gross margin was 37.4 percent, an increase of 2.1 points in the third quarter. Operating margin for the third quarter was 7 percent. For the reasons discussed in the earnings outlook section of this release, the company is revising its guidance for fiscal year 2006 operating margins down from 8.5 to 9 percent, to about 8 percent.

Inventory

The company reported that inventory per square foot was flat at the end of the third quarter compared with a 7 percent decline in the third quarter of the prior year. The percent increase in inventory per square foot at the end of the fourth quarter is still expected to be in the low-single digits, compared with an 11 percent decrease last year. Inventory per square foot at the end of the first quarter of fiscal 2007 is expected to be flat, compared with a 5 percent decrease in the first quarter of the prior year.

Interest Expense

The company reiterated that it expects fiscal year 2006 interest expense to be about $40 million.

Depreciation and Amortization

The company reiterated that it expects depreciation and amortization expense for fiscal year 2006 to be about $535 million.

Capital Expenditures

Fiscal year-to-date capital expenditures were $406 million compared with $448 million last year. The company now expects capital expenditures to be about $625 million in fiscal 2006, $50 million less than previous guidance.

Effective Tax Rate

The company’s third quarter tax rate was 35.4 percent. As stated in the company’s October sales release, the tax rate benefited from an adjustment related to a favorable tax treaty resolution that was originally booked in January of fiscal 2005. The company reiterated that it expects the effective tax rate to be about 39 percent for fiscal 2006.

Strategic Growth

The company’s growth strategy is to build and expand its brands through new product categories and through international, online and real estate growth. In the third quarter, Banana Republic continued its expansion in Japan, and the first Gap franchise stores opened in Singapore and Malaysia. The company has built a world-class online business, with the October launch of Piperlime (an online shoe business) being the most recent example. An additional 10 new Forth & Towne stores opened in the third quarter.

Real Estate

Through October 28, 2006, the company opened 160 store locations and closed 56 store locations. Net square footage for the third quarter increased 2 percent compared to a 3 percent increase the same period last year. For fiscal 2006, the company still expects to open about 190 store locations and to close about 125 store locations. Net square footage is still expected to increase between 2 and 3 percent for fiscal 2006.

The following table represents the number of store location openings and closings, and square footage by brand.

	October 28, 2006
	Beginning Q3 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q3	Sq. Ft. (millions)
Gap North America	1,327	14	(3)	1,338	12.7
Gap Europe	162	5	—	167	1.5
Gap Asia	98	6	(2)	102	1.0
Old Navy North America	982	31	(5)	1,008	19.2
Banana Republic North America	503	14	(3)	514	4.4
Banana Republic Japan	8	5	—	13	0.1
Forth & Towne	5	10	—	15	0.2
Total	3,085	85	(13)	3,157	39.1

	October 29, 2005
	Beginning Q3 Store Locations	Store Locations Opened	Store Locations Closed	Net Store Locations End of Q3	Sq. Ft. (millions)
Gap North America	1,385	22	(5)	1,402	13.1
Gap Europe	165	—	—	165	1.5
Gap Asia	85	3	—	88	0.9
Old Navy North America	921	43	(6)	958	18.4
Banana Republic North America	473	22	—	495	4.1
Banana Republic Japan	—	4	—	4	0.1
Forth & Towne	—	5	—	5	0.1
Total	3,029	99	(11)	3,117	38.2

Webcast and Conference Call Information

Sabrina Simmons, senior vice president, finance, Gap Inc., will host a summary of Gap Inc.’s third quarter results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Ms. Simmons will be joined by Paul Pressler, Gap Inc. president and chief executive officer, Byron Pollitt, Gap Inc. executive vice president and chief financial officer, Cynthia Harriss, president of Gap brand, and Marka Hansen, president of Banana Republic, to discuss details on the business.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Investors – Financials section of gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on gapinc.com.

November Sales

The company will report November sales on November 30, 2006.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the fiscal year and third quarter of 2006 and forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding: (i) earnings per share for fiscal year 2006; (ii) free cash flow for fiscal year 2006; (iii) operating margin for fiscal year 2006; (iv) year-over-year change in inventory per square foot at the end of the fourth quarter of fiscal year 2006 and the end of the first quarter of fiscal year 2007; (v) interest expense for fiscal year 2006; (vi) depreciation and amortization for fiscal year 2006; (vii) capital expenditures for fiscal year 2006; (viii) effective tax rate for fiscal year 2006; (ix) expanding the company’s brands through new product categories and through international, online and real estate growth; (x) store openings and closings for fiscal year 2006; (xi) real estate square footage for fiscal year 2006; (xii) bringing the company’s brands to new markets as a significant growth opportunity; (xiii) the potential for expansion of Forth & Towne; and (xiv) plans regarding usage of excess cash.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that subsequent events may occur that require adjustments to the company’s unaudited financial statements; the risk that the adoption of new accounting pronouncements will impact future results such as the impact of the adoption of SFAS 123R in fiscal 2006 on the effective tax rate; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006. Readers should also consult the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 29, 2006.

Future economic and industry trends that could potentially impact net sales and profitability are difficult to predict. These forward-looking statements are based on information as of November 16, 2006, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Greg Rossiter
(415) 427-2161	(415) 427-2360

Gap Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	October 28, 2006	October 29, 2005
ASSETS
Current Assets:
Cash and equivalents	$1,753	$1,372
Short-term investments and restricted cash	673	915
Merchandise inventory	2,617	2,546
Other current assets	546	594

Total current assets	5,589	5,427
Property and equipment, net	3,245	3,289
Other assets	373	355

Total assets	$9,207	$9,071

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$325	$—
Accounts payable	1,613	1,373
Accrued expenses and other current liabilities	926	827
Income taxes payable	35	36

Total current liabilities	2,899	2,236

Long-Term Liabilities:
Long-term debt	188	513
Lease incentives and other liabilities	927	933

Total long-term liabilities	1,115	1,446

Total shareholders’ equity	5,193	5,389

Total liabilities and shareholders’ equity	$9,207	$9,071

Gap Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(in millions except per share amounts, shares in thousands)	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005
Net sales	$3,856	$3,860	$11,013	$11,202
Cost of goods sold and occupancy expenses	2,415	2,497	6,967	6,974

Gross profit	1,441	1,363	4,046	4,228
Operating expenses	1,173	1,023	3,221	2,995
Interest expense	9	8	30	38
Interest income	(33)	(19)	(96)	(67)

Earnings before income taxes	292	351	891	1,262
Income taxes	103	139	332	487

Net earnings	$189	$212	$559	$775

Weighted-average number of shares - basic	825,359	875,086	837,719	886,608
Weighted-average number of shares - diluted	832,435	881,714	844,764	912,773

Earnings per share - basic	$0.23	$0.24	$0.67	$0.87
Earnings per share - diluted	0.23	0.24	0.66	0.86

Number of store locations open at end of period			3,157	3,117
Total square footage at end of period			39.1	38.2

Gap Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	Thirty-Nine Weeks Ended
($ in millions)	October 28, 2006	October 29, 2005
Cash Flows from Operating Activities:
Net earnings	$559	$775
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization (a)	404	424
Other non-cash reconciling items	27	(25)
Deferred income taxes	(75)	(86)
Changes in operating assets and liabilities:
Merchandise inventory	(913)	(737)
Other assets	(10)	(90)
Accounts payable	460	130
Accrued expenses and other liabilities	177	(45)
Income taxes payable, net	(47)	(102)
Lease incentives and other liabilities	38	84

Net cash provided by operating activities	620	328

Cash Flows from Investing Activities:
Purchase of property and equipment	(406)	(448)
Proceeds from sale of property and equipment	22	21
Purchase of short-term investments	(1,205)	(1,364)
Maturities of short-term investments	1,544	1,350
Purchase of long-term investments	—	(100)
Maturities of long-term investments	—	100
Change in restricted cash	(4)	940
Changes in lease rights and other assets	(1)	31

Net cash provided by (used for) investing activities	(50)	530

Cash Flows from Financing Activities:
Issuance of common stock (b)	96	90
Purchase of treasury stock, net of reissuances	(758)	(1,673)
Excess tax benefit from exercise of stock options	4	—
Cash dividends paid	(201)	(141)

Net cash used for financing activities	(859)	(1,724)

Effect of exchange rate fluctuations on cash	7	(7)

Net decrease in cash and equivalents	(282)	(873)
Cash and equivalents at beginning of period	2,035	2,245

Cash and equivalents at end of period	$1,753	$1,372

(a)	Depreciation and amortization includes the amortization of lease incentives.

(b)	Does not include the non-cash conversion of our senior convertible debt of $1.4 billion to 85 million shares of common stock in 2005.

Gap Inc.

SEC REGULATION G

RECONCILIATION OF FREE CASH FLOW TO GAAP FINANCIAL MEASURES

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric, as it represents a measure of how much cash a company has available after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to keep the business growing. We use this metric internally, as we believe our sustained ability to increase free cash flow is an important driver of value creation.

($ in millions)	Thirty-Nine Weeks Ended October 28, 2006
Net cash provided by operating activities	$620
Net cash used for investing activities	(50)
Net cash used for financing activities	(859)
Effect of exchange rate fluctuations on cash	7

Net decrease in cash and equivalents	$(282)

Net cash provided by operating activities	$620
Less: Net purchase of property and equipment	(406)

Free cash flow	$214

($ in millions)	Thirty-Nine Weeks Ended October 29, 2005
Net cash provided by operating activities	$328
Net cash provided by investing activities	530
Net cash used for financing activities	(1,724)
Effect of exchange rate fluctuations on cash	(7)

Net decrease in cash and equivalents	$(873)

Net cash provided by operating activities	$328
Less: Net purchase of property and equipment	(448)

Free cash flow	$(120)

RECONCILIATION OF GAP INC.’S EXPECTATION OF AT LEAST $800 MILLION IN FREE CASH FLOW FOR FISCAL 2006 TO GAAP FINANCIAL MEASURES

($ in millions)	Projected Fifty-Three Weeks Ending February 3, 2007
Projected minimum net cash provided by operating activities	$1,425
Less: Projected net purchase of property and equipment	(625)

Projected minimum free cash flow	$800